Exhibit 99.1

Contact:	Timothy R. Yost	2000 Pennsylvania Avenue, N.W.
	Chief Financial Officer	Suite 6000
	(202) 777-5455	Washington, D.C. 20006
	heroldl@executiveboard.com	www.executiveboard.com

THE CORPORATE EXECUTIVE BOARD REPORTS FIRST QUARTER EARNINGS OF
$0.42 PER DILUTED SHARE AND 28% REVENUE GROWTH

WASHINGTON, D.C. (April 26, 2005) — The Corporate Executive Board Company (CEB) (NASDAQ/NM: EXBD) today announced financial results for the first quarter ended March 31, 2005. Revenues for the first quarter increased 27.6% to $81.6 million from $64.0 million for the first quarter of 2004. Net income increased 43.1% to $17.1 million from $12.0 million. Earnings per diluted share for the first quarter increased 35.5% to $0.42 from $0.31 for the first quarter of 2004.

Jay McGonigle, Chairman and CEO of the Corporate Executive Board commented, “We are obviously happy with our first quarter and an excellent start to 2005. Our 29.3% contract value growth and 91% client renewal rate at year-end 2004 positioned us well for 2005, and all our key growth metrics are performing in-line with our plan for the year. The cross-sell ratio climbed to 3.6 membership programs per institution, up from 3.04 at this time last year. New client growth also continues to be strong with some terrific companies and institutions joining their first CEB program in the quarter, including Alliance UniChem Plc, American Honda Motor Co., Inc., Bally Total Fitness Corporation, Hovnanian Enterprises, Inc., Invitrogen Corporation, and the U.S. Securities and Exchange Commission. Revenue growth from new products in their first year and price increases are also tracking towards our full-year target ranges. You can see the total impact of these key growth metrics reflected in our 29.3% contract value growth for the quarter.

“Today, I am also delighted to announce our 32nd program: The Information Risk Executive Council (IREC). This program serves senior executives responsible for information security, and the related legal, privacy and policy issues at the world’s largest companies. The inaugural agenda is focused on best practices in regulatory compliance, extending the corporate security perimeter and IT enterprise risk management. As with all of our new programs, IREC has benefited enormously from the advice and guidance of our charter members, including senior executives from: Johnson & Johnson, Allstate Insurance Company, First Data Corporation and Lockheed Martin Corporation. IREC is the first of our planned five new product launches for 2005 and brings our total number of membership-based research programs to 32.”

Share Repurchase

During the first quarter of 2005, the Company repurchased 255,948 shares of its common stock at a total cost of approximately $16.2 million. Repurchases will continue to be made in open market and privately negotiated transactions subject to market conditions. The Company has remaining repurchase authorizations for up to $113.5 million as of March 31, 2005. No minimum number of shares has been fixed. The Company has funded, and expects to continue to fund, its share repurchases with cash on hand and cash generated from operations. At March 31, 2005, the Company had $490.8 million in cash and marketable securities and no debt.

Outlook for 2005

The following statements summarize the Company’s guidance for 2005.

The Company is reiterating its target for annual revenue growth of a minimum of 25% accompanied by continued modest expansion in the operating margin within its target annual range of 25 – 30%. As in the past, the operating margin may fluctuate on a quarterly basis. The Company expects a quarterly revenue distribution of approximately $85 million for the second quarter, $90 million for the third quarter, and $95 million for the fourth quarter of 2005.

For 2005, the Company expects interest income of approximately $13 million, an effective income tax rate of approximately 33.5% and diluted weighted shares outstanding of approximately 40.8 – 41.2 million.

The Company is raising its guidance on earnings per diluted share for 2005 to $1.77. For the balance of 2005, the Company expects earnings per diluted share of $0.39 for the second quarter, $0.46 for the third quarter, and $0.50 for the fourth quarter. The earnings per diluted share, interest income and weighted shares outstanding guidance includes only share repurchases made as of March 31, 2005.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the U.S. Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, difficulties we may experience in anticipating market trends, our need to attract and retain a significant number of highly skilled employees, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to loss of revenue resulting from our unconditional service guarantee, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, whether the Washington, D.C. Office of Tax and Revenue withdraws our QHTC status and possible volatility of our stock price. These and other factors are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of CEB’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, its 2004 annual report on Form 10-K. The forward-looking statements in this press release are made as of April 26, 2005, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 2,300 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 275,000 corporate best practices.

THE CORPORATE EXECUTIVE BOARD COMPANY
Financial Highlights
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
Financial Highlights:	2005	2004
Revenues	$81,608	$63,979
Net income	$17,142	$11,980
Basic earnings per share	$0.44	$0.32
Diluted earnings per share	$0.42	$0.31
Weighted average shares outstanding:
Basic	39,021	37,187
Diluted	40,577	38,868

THE CORPORATE EXECUTIVE BOARD COMPANY
Operating Statistic and Financial Highlights
(in thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended
	Growth	March 31,
	Rates	2005	2004
Operating Statistic
Contract Value (1) (at period end)	29.3%	$316,640	$244,836

Financial Highlights
Revenues	27.6%	$81,608	$63,979
Cost of services		26,057	21,400

Gross profit		55,551	42,579
Member relations and marketing		21,484	17,881
General and administrative		9,349	7,238
Depreciation		1,449	1,748
Stock option and related expenses		511	—

Income from operations	44.8%	22,758	15,712

Other income, net		3,019	2,168

Income before provision for income taxes		25,777	17,880
Provision for income taxes		8,635	5,900

Net income	43.1%	$17,142	$11,980

Basic earnings per share		$0.44	$0.32
Diluted earnings per share	35.5%	$0.42	$0.31

Weighted average shares outstanding
Basic		39,021	37,187
Diluted		40,577	38,868

Percentages of Revenues
Gross profit		68.1%	66.6%
Member relations and marketing		26.3%	27.9%
General and administrative		11.5%	11.3%
Income from operations		27.9%	24.6%
Net income		21.0%	18.7%

(1)	We define “Contract Value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.

THE CORPORATE EXECUTIVE BOARD COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2005	Dec. 31, 2004
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$213,702	$113,996
Marketable securities	48,136	50,292
Membership fees receivable, net	62,353	97,106
Deferred income taxes, net	33,200	26,121
Deferred incentive compensation	8,381	9,277
Prepaid expenses and other current assets	8,619	8,107

Total current assets	374,391	304,899

Deferred income taxes, net	4,503	3,466
Marketable securities	228,996	252,689
Property and equipment, net	17,051	17,397

Total assets	$624,941	$578,451

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued liabilities	$15,027	$17,450
Accrued incentive compensation	12,387	18,213
Deferred revenues	204,632	205,494

Total current liabilities	232,046	241,157

Other liabilities	10,339	9,833

Total liabilities	242,385	250,990

Total stockholders’ equity	382,556	327,461

Total liabilities and stockholders’ equity	$624,941	$578,451

THE CORPORATE EXECUTIVE BOARD COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,142	$11,980
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation	1,449	1,748
Deferred income taxes	8,635	5,545
Amortization of marketable securities premiums, net	635	727
Changes in operating assets and liabilities:
Membership fees receivable, net	34,753	20,094
Deferred incentive compensation	896	403
Prepaid expenses and other current assets	(615)	(2,545)
Accounts payable and accrued liabilities	(2,367)	(1,057)
Accrued incentive compensation	(5,817)	(3,498)
Deferred revenues	(862)	837
Other liabilities	506	57

Net cash flows provided by operating activities	54,355	34,291

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net	(1,160)	(4,979)
Maturity and sales (purchases) of marketable securities, net	21,559	(41,999)
Net cash flows provided by (used in) investing activities	20,399	(46,978)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	44,676	—
Proceeds from the issuance of common stock under the employee stock purchase plan	334	200
Purchase of treasury stock	(16,218)	(18,731)
Payment of dividends	(3,873)	(2,797)
Reimbursement of common stock offering costs	35	—
Payment of common stock offering costs	(2)	—

Net cash flows provided by (used in) financing activities	24,952	(21,328)

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	99,706	(34,015)

Cash and cash equivalents, beginning of period	113,996	118,568

Cash and cash equivalents, end of period	$213,702	$84,553